SCHEDULE FOR COMPUTING TOTAL RETURN
                  PRINCOR TAX-EXEMPT CASH MANAGEMENT FUND, INC.
                                 CLASS B SHARES

     The average annual total return quotation for the 1 year period ending October 31, 1995 is computed by finding the average annual compounded rate of return over the period that would equate the initial amount invested to the ending redeemable value, according to the following formula:

                         P(1 + T)n = ERV

Where:       P      =    a hypothetical initial payment of $1000

             T      =    average annual total return

             n      =    number of years

           ERV      =    ending redeemable value of a hypothetical $1000
                         payment made at the beginning of the 1 year periods at the end of the 1 year periods (or fractional portion thereof).

The above calculation includes all recurring fees (except for the Contingent Deferred Sales Charge) that are charged to all shareholder accounts.

The Fund's average annual total return for the 1 year ending October 31, 1995 is calculated as follows:


One Year Total Return:
----------------------

         $1,000(1 + T)1 = $1,021.90

Solve for T

         T = 2.19%
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                     SCHEDULE FOR COMPUTING ANNUALIZED YIELD
                  PRINCOR TAX-EXEMPT CASH MANAGEMENT FUND, INC.
                                 CLASS B SHARES

Yield for the Fund as of October 31, 1995:

                  Formula: Yield = Base Period Return x (365/7)

                              Base Period Return = .0004602

                                    Yield = 2.40



Effective Yield for the Fund as of October 31, 1995:

       Formula: Effective Yield = [(Base Period Return + 1)^(365/7)] - 1

                              Base Period Return = .0004602

                               Effective Yield = 2.43%